Exhibit 10.1.30

Compensation Arrangements with Directors and Named Executive Officers

Following is a description of compensatory arrangements with directors and base salaries for named executive officers, effective as of January 1, 2010.

Directors
Directors receive an annual retainer of $90,000 ($55,000 of which is paid through the Long-Term Incentive Plan in common stock or, at the election of the director, Director Deferred Share Units) for service as directors of Great Plains Energy and, as applicable, its public utility subsidiaries.  The lead director receives an additional annual retainer of $20,000, and the chairs of the Board’s Audit, Compensation and Development, and Governance Committees receive an additional annual retainer of $10,000, $5,000 and $5,000, respectively.  Attendance fees of $1,500 for each Board meeting and $1,500 for each committee and other meeting attended are also paid.  Directors may defer the receipt of all or part of the cash retainers and meeting fees.

The Company offers life and medical insurance coverage for our non-employee directors who were first elected prior to 2007.  The total premium paid by the Company for this coverage in 2009 was $44,775.  The Company pays or reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.  The Company paid in certain years prior to 2009, and may pay in future years, the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting a year.  The Company also match on a two-for-one basis up to $5,000 per year (which would result in a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet the Company’s strategic giving priorities and are located in its generation and service communities.

Named Executive Officers
On February 9, 2010, the independent members of the Great Plains Energy Board of Directors, upon recommendations of its Compensation and Development Committee, approved the following annual base compensation for 2010 of the principal executive officer, principal financial officer and certain other executive officers of Great Plains Energy named in its 2009 proxy statement for services rendered in all capacities to Great Plains Energy and its subsidiaries:

Name	2010 Base Compensation
Michael J. Chesser Chairman of the Board and Chief Executive Officer - Great Plains Energy, Kansas City Power & Light Company (“KCP&L”) and KCP&L Greater Missouri Operations Company (“GMO”)	$800,000
Terry Bassham Executive Vice President – Finance and Strategic Development and Chief Financial Officer - Great Plains Energy, KCP&L and GMO	$430,000
William H. Downey President and Chief Operating Officer - Great Plains Energy, KCP&L and GMO	$510,000
John R. Marshall Executive Vice President, Utility Operations - KCP&L and GMO	$400,000

Mr. Malik, who was a named executive officer in the 2009 proxy statement, ceased being an officer or employee in 2008 in connection with the sale of Strategic Energy, L.L.C.  Mr. Easley, who also was a named executive officer in the 2009 proxy statement, ceased being an officer or employee as of his January 2, 2009, resignation date.

The Company also pays or reimburses the executive officers named above for certain other items, which could include: employer match of contributions to our 401(k) plans (which are contributed to the maximum extent permitted by law to the 401(k), with any excess contributed to the officers’ accounts in the non-qualified deferred compensation plan); flexible benefits and other health and welfare plan benefits; car allowances; club memberships; executive financial planning services; parking; spouse travel; personal use of company tickets; matched charitable donations; and executive health physicals.